Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. APPOINTS LYNDA MARKOE AS

CHIEF PEOPLE & CULTURE OFFICER

UNION, N.J., July 28, 2020 — Bed Bath & Beyond Inc. (Nasdaq: BBBY) today announced the appointment of Lynda Markoe as Executive Vice President, Chief People & Culture Officer. Ms. Markoe has extensive industry experience from over 30 years at major retailers and will join Bed Bath & Beyond in September 2020.

As a key member of the leadership team, she will report to Mark Tritton, Bed Bath & Beyond’s President & CEO, and will be responsible for the Company’s People growth pillar, which is focused on creating a talent engine and culture that attracts, retains and develops diverse and high-performing teams. She will oversee the cultural transformation of the business around the Company’s core values and purpose.

President & CEO Mark Tritton said, “We are excited to welcome Lynda to our leadership team. She brings a wealth of experience from some of the world’s leading retailers, delivering strategic results through talent management and cultural change. As we rebuild our authority in the home and develop our omni-always future, Lynda’s experience and dynamic leadership will help connect our purpose, strategy and culture to accelerate the people powered transformation of our business.”

Ms. Markoe said, “Mark has assembled an impressive leadership team, and I am honored to be a part of it. I look forward to accelerating the Company’s cultural transformation and supporting its broader purpose to make it easy to feel at home. This transformation will be values driven with our associates at the center as we build an experience that is inspired by our customers.”

Since 2003, Ms. Markoe has held various leadership roles at J.Crew Group, Inc., including Chief Administrative Officer and Global Head of Human Resources. During her tenure at J.Crew, she drove the company’s talent organization and strategies, including developing a global workforce with capabilities across, brands, channels and locations. She integrated the talent strategy and the business strategy while championing culture and associate engagement. Prior to that, Ms. Markoe was a human resources leader at Gap Inc. from 1988 until 2003.

Ms. Markoe succeeds Bill Gilooly, who will work closely with her to ensure a smooth transition before departing the Company. “I want to thank Bill for all his work at Bed Bath & Beyond. He’s a respected colleague and friend, and we truly appreciate his dedication over the last 15+ years,” Mr. Tritton said.

About Bed Bath & Beyond Inc.

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of domestic merchandise and home furnishings. The Company also provides a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s progress and anticipated progress towards its long-term objectives. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; risks associated with COVID-19 and the governmental responses to it, including its impacts across the Company’s businesses on demand and operations, as well as on the operations of the Company’s suppliers and other business partners, and the effectiveness of the Company’s actions taken in response to these risks; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments, including the Company’s strategic restructuring program; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, and other factors such as natural disasters, such as pandemics, including the COVID-19 pandemic, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; the ability to effectively and timely adjust the Company’s plans in the face of the rapidly changing retail and economic environment, including in response to the COVID-19 pandemic; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, including the COVID-19 pandemic, on the Company’s capital allocation strategy; risks associated with the ability to achieve a successful outcome for its business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; and foreign currency exchange rate fluctuations. The Company does not undertake any obligation to update its forward-looking statements.

CONTACTS:

INVESTOR CONTACT: Janet M. Barth, (908) 613-5820 or IR@bedbath.com

MEDIA CONTACT: Dominic Pendry, (347) 604-0381 or dominic.pendry@bedbath.com